                                                                    Exhibit 99.1

                          SP ACQUISITION HOLDINGS INC.
                   ANNOUNCES EXERCISE OF OVER-ALLOTMENT OPTION
                AND SEPARATE TRADING OF COMMON STOCK AND WARRANTS

NEW YORK--(NEW YORK)-- SP Acquisition Holdings Inc. (AMEX: DSP.U) (the
"Company") announced today that the underwriters for the Company's initial public offering (the "IPO") have exercised a portion of their over-allotment option and purchased an additional 3,289,600 units. Each unit consists of one share of common stock and one warrant to purchase an additional share of common stock. The IPO, including the exercise of the over-allotment option, will result in total gross proceeds of approximately $432,896,000 to the Company (excluding the proceeds from the offering of $7.0 million of additional founders' warrants received upon consummation of the IPO). After taking into effect the exercise of the over-allotment option and the other proceeds from the IPO, the deferred underwriting discounts and commissions and the proceeds from the offering of
$7.0 million of additional founders' warrants, $425,909,120 has been placed in trust or $9.84 per share.

UBS Investment Bank and Ladenburg Thalmann & Co. Inc. served as joint book-running managers for the offering, with Jefferies & Company serving as co-manager. Information about the offering is available in the prospectus filed with the Securities and Exchange Commission. Copies of the prospectus can be obtained from UBS Investment Bank, Prospectus Department, 299 Park Avenue, New
York, NY 10171 (telephone 212-821-3000) or Ladenburg Thalmann & Co. Inc. at 153
East 53rd Street, New York, NY 10022 (telephone 212-409-2000).

In addition, the Company announced today that commencing on November 2, 2007, the holders of the Company's units may elect to separately trade the common stock and warrants included in the Company's units. Those units not separated will continue to trade on the American Stock Exchange under the symbol DSP.U, and each of the common stock and warrants will trade on the American Stock
Exchange under the symbols DSP and DSP.WS, respectively.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements including statements with regard to the future performance of the Company. Words such as
"believes," "expects," "projects," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements inherently involve certain risks and uncertainties that are detailed in the Company's Prospectus and other filings with the Securities and Exchange
Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About SP Acquisition Holdings, Inc.

SP Acquisition Holdings, Inc. is a newly organized blank check company formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other similar business combination, one or more businesses or assets, with a focus on the United States, Europe and Asia, that may provide significant opportunity for growth, but not limited to a particular industry.

Contact:    John McNamara
            Steel Partners Ltd.
            590 Madison Avenue, 32nd Floor
            New York, NY 10022
            Tel. (212) 520-2300

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